THE BRAMWELL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

         The Bramwell Funds, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified two hundred million (200,000,000) shares of the capital stock of the Corporation as a new series of the capital stock of the Corporation, such series being designated the "Bramwell Focus Fund."

         SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption are set forth in Article Fifth of the Charter of the Corporation and are not changed by these Articles Supplementary.

         THIRD: The Board of Directors of the Corporation, at a meeting duly called and held on February 16, 1999, duly authorized and adopted resolutions classifying and designating the capital stock as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, The Bramwell Funds, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and witnessed by its Secretary on this 25th day of October, 1999; and its President acknowledges that these Articles Supplementary are the act of The Bramwell Funds, Inc., and further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.


WITNESS:                            THE BRAMWELL FUNDS, INC.

/s/ Mary F. McCollum                By:/s/ Elizabeth R. Bramwell
----------------------------        ------------------------------------(SEAL)
Mary F. McCollum,                   Elizabeth R. Bramwell,
Secretary                           President